Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner		John Mills or Allyson Pooley
Chief Financial Officer		Integrated Corporate Relations
858-373-1600		310-954-1100
ir@infosonics.com		jmills@icrinc.com or apooley@icrinc.com

INFOSONICS ANNOUNCES TWO-FOR-ONE SPLIT OF ITS COMMON STOCK

SAN DIEGO, CA, May 31, 2006 – InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, announced today that its Board of Directors has approved a two-for-one split of its outstanding common stock. The split is payable on June 19, 2006 to holders of record on June 9, 2006. The stock split will be accomplished through a 100% stock dividend, providing shareholders with one additional share of common stock for every one share they hold. After the stock split, InfoSonics’ outstanding shares of common stock will increase from the current approximately 6.9 million shares to approximately 13.8 million shares, without considering any exercise or conversion of outstanding options and warrants after May 30, 2006.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

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